Exhibit 99.1

18 February 2011

Medicsight PLC
(“Medicsight” or “the Company”)
Board Changes and Related Party Transaction

Medicsight PLC (AIM: MDST), an industry leader in the development of Computer-Aided Detection (CAD) and image analysis software, announces that on 2 September 2010, MedicEndo FZE (“MedicEndo”), a wholly owned subsidiary of Medicsight, entered into a short term loan agreement with Dunamis Capital DIFC (“Dunamis”) to lend Dunamis $1.1m (the “Loan”). The Loan carried interest at a rate of 10 per cent per annum and was repayable on 31 December 2010.  An extension to the Loan was subsequently agreed in January 2011 and on 9 February 2011 the Loan was fully repaid to MedicEndo with all accrued interest.

Dunamis is a Company wholly owned by David Sumner. At the time of entering into the loan agreement, Mr Sumner was also Chairman of Medicsight, although he subsequently resigned on 23 November 2010.  As a result of Mr Sumner’s relationships with both Dunamis and Medicsight, the Loan constituted a related party Transaction under Rule 13 of the AIM Rules for Companies. The independent directors, having consulted with the Company’s nominated adviser, consider that the terms of the transaction were fair and reasonable insofar as shareholders were concerned.

The Board has decided to strengthen its independence through the appointment of a new Non-Executive Chairman. The Company will immediately commence the process of seeking an appropriate person to fill this role. Until the right candidate has been found and the necessary due diligence completed, it has been agreed that Peter Venton, currently a Non-Executive Director, will act as the interim Non-Executive Chairman. Tim Paterson-Brown is resigning as Executive Chairman and Director with immediate effect.

Robert Ladd and Richard Taney are the Interim CEO and Independent Director respectively of MGT Capital Investments Inc., the Company’s majority shareholder.  It is proposed that the Medicsight Board will be further strengthened by the appointment of Robert Ladd and Richard Taney as Non-Executive Directors following the conclusion of the usual diligence exercise.  A further announcement will be made in due course.

In conjunction with the board changes, the Company is currently undertaking a full review of the Company’s internal procedures in consultation with the Company’s nominated adviser. The Company is considering, inter alia, setting up an AIM compliance committee.

ENDS

For further information:

Medicsight plc
Allan Rowley, CEO	Tel: +44 (0)207 605 7950
www.medicsight.com
Daniel Stewart & Co
Noelle Greenaway / Oliver Rigby	Tel: +44 (0) 207 776 6550
www.danielstewart.co.uk

Media enquiries:

Abchurch
www.abchurch-group.com
Julian Bosdet	Tel: +44 (0) 207 398 7700
julian.bosdet@abchurch-group.com

Simone Elviss	Tel: +44 (0) 207 398 7728
simone.elviss@abchurch-group.com

Quincy Allan	Tel: +44 (0) 207 398 7710
quincy.allan@abchurch-group.com

Notes to editors
Medicsight plc is a UK-headquartered, research driven, leading developer of computer-aided detection (CAD) and image analysis software for the medical imaging market. The CAD software automatically highlights suspicious areas on computerised tomography (CT) scans of the colon and lung, helping radiologists to identify, measure and analyse potential disease and early indicators of disease. Medicsight’s CAD software has been developed using a large and population diverse database of verified patient CT scan data. Medicsight’s ColonCAD™ and LungCAD™ software products are seamlessly integrated with the advanced 3D visualisation workstations of several industry-leading imaging equipment partners.

About Computer-Aided Detection
With increasingly sophisticated radiological imaging hardware such as Multi-Detector CT scanners, radiologists are facing a growing challenge in the amount of detailed patient image data that they must review for each patient examination. Some CT scan examinations generate as many as 2000 images per patient. Review of this data by the radiologist is not only time-consuming but also prone to error due to reader fatigue. CAD software can help the reviewing radiologist by analysing the image data and automatically highlighting suspicious regions of interest for closer inspection. Without CAD software some potential abnormalities or areas of disease may be overlooked. This can be critical for diagnosis and the management of patient outcomes as early detection of disease greatly increases the probability of successful treatment and a positive therapeutic outcome. In addition to supporting individual radiologists CAD also has the potential to help standardise CT interpretation across both individuals and institutions thereby supporting population based screening programmes.

About Medicsight’s CAD software
Medicsight’s ColonCAD™ and LungCAD™ software use an advanced CAD algorithm to analyse CT scans of the colon and lung and automatically highlight suspicious areas that may be indicators of disease. CAD may highlight areas easily overlooked by the reviewing radiologist, such as small lesions or regions that are hidden from view behind folds in the colon or normal structures and surrounding tissue in the lung.

Both CAD products seamlessly integrate with the advanced 3D visualisation platforms of industry-leading imaging equipment partners. The integrated systems provide sophisticated image viewing capabilities, including 3D reconstructed image data, with the added advantage of demonstrating automatic CAD findings to assist clinical end users in the detection and analysis of disease. This allows clinical end users to perform either a ‘second read’, where CAD findings are displayed to the user after completion of an initial review of the CT scan data, or a ‘concurrent read’ where CAD findings are displayed during the user’s initial review of the original CT scan images.

Since inception, Medicsight has developed close and lasting relationships with some of the world’s foremost clinicians in product related areas. This provides the Company with a wealth of clinical expertise and dedicated clinical research to support ongoing product development. Medicsight also collaborates with a number of leading academic institutions and clinical research programmes worldwide to develop the Company’s comprehensive database of population diverse verified patient CT scan data, thus allowing Medicsight’s products to be validated to the highest possible standards.